Exhibit 99.1

VISHAY ANNOUNCES EFFECTIVENESS OF VISHAY PRECISION GROUP (VPG)
REGISTRATION STATEMENT ON FORM 10

VPG Common Stock Expected to Begin Trading on June 23, 2010

VPG on Track for July 6, 2010 Separation from Vishay

MALVERN, PA – June 22, 2010 – Vishay Intertechnology, Inc. (“Vishay”) (NYSE: VSH) announced today that, in connection with its proposed spin-off of Vishay Precision Group, Inc. (“VPG”) from Vishay, the Securities and Exchange Commission has declared effective VPG’s Registration Statement on Form 10. An information statement containing detailed information concerning VPG and the spin-off will be mailed to stockholders of record as of 5:00 p.m. ET on June 25, 2010, the record date for the distribution.

VPG common stock will begin trading on a “when-issued” basis on the New York Stock Exchange (“NYSE”) under the symbol “VPG WI” (when-issued) beginning on June 23, 2010. The targeted distribution date is July 6, 2010, and the common stock is expected to begin “regular way” trading under the ticker symbol “VPG” at the start of trading on July 7, 2010. The CUSIP number for the VPG common stock will be 92835K 103 when regular way trading begins. Vishay common stock will continue to trade on the NYSE under its current symbol, VSH.

As previously announced, on the distribution date, Vishay common stockholders of record will receive one share of VPG common stock for every 14 shares of Vishay common stock they hold, and Vishay Class B common stockholders of record will receive one share of VPG Class B common stock for every 14 shares of Vishay Class B common stock they hold. Fractional shares of VPG common stock and VPG Class B common stock will not be distributed to Vishay stockholders. Instead, the fractional shares of VPG common stock will be aggregated and sold in the open market, with the net proceeds distributed pro rata in the form of cash payments to Vishay stockholders who would otherwise be entitled to receive a fractional share of VPG common stock. Holders of Vishay Class B common stock will be compensated by VPG for fractional shares of VPG Class B common stock they were entitled to receive based upon the same price used to cash out the fractional shares of VPG common stock.

No action or payment is required by Vishay stockholders to receive the shares of VPG common stock and VPG Class B common stock. Stockholders who hold Vishay common stock or Vishay Class B common stock on the record date will receive a book-entry account statement reflecting their ownership of VPG common stock or VPG Class B common stock, or their brokerage account will be credited with the appropriate VPG shares. Any holders of shares of Vishay common stock who sell Vishay shares regular way on or before the distribution date will also be selling their right to receive shares of VPG common stock. Investors are encouraged to consult with their financial advisers regarding the specific implications of buying or selling Vishay common stock on or before the distribution date.

J.P. Morgan is acting as financial adviser to Vishay. Kramer Levin Naftalis & Frankel LLP is acting as legal counsel to Vishay. Pepper Hamilton LLP is also acting as special tax counsel with respect to the spin-off.

About Vishay Precision Group
Vishay Precision Group is a leading designer, manufacturer and marketer of Foil Technology Products (strain gages, ultra-precision foil resistors, and current sensors) and Weighing Modules and Control Systems (transducers/load cells, instruments, weigh modules, and control systems) for a wide variety of applications.

VPG’s Form 10 registration statement, including the information statement regarding VPG and the spinoff, has been filed with the Securities and Exchange Commission (“SEC”). Members of the public may read and copy materials that are filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Members of the public may also obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers, including VPG, that file electronically with the SEC. The address of that site is http://www.sec.gov.

About Vishay Intertechnology
Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

Certain statements contained in this release are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They include statements regarding the anticipated timing of the spin-off transaction and the anticipated benefits and effects of the transaction for both Vishay Intertechnology and Vishay Precision Group. These statements are based on current expectations only and are subject to uncertainties and assumptions. In particular, Vishay Intertechnology could determine not to proceed with the spin-off, to change the timing of the spin-off or to alter the terms and conditions of the spin-off. Factors that could influence decisions regarding the spin-off and the anticipated benefits and effects of the spin-off include general business, economic and market conditions, circumstances affecting the businesses of Vishay Intertechnology or Vishay Precision Group discussed in the Annual Form 10-K Report of Vishay Intertechnology and in the Form 10 of Vishay Precision Group or changes in Vishay’s strategic plans and programs. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President Corporate Communications
(610) 644-1300

Joele Frank, Wilkinson Brimmer Katcher
Matthew Sherman / Sharon Stern
(212) 355-4449